UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2011

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4520 East-West Highway, Suite 300 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 24, 2011, Sucampo Pharmaceuticals, Inc., or the Company, held its Annual Meeting of Stockholders at the Hyatt Regency Bethesda, One Bethesda Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. A total of 12,263,222 shares of class A common stock, par value $0.01, and 26,191,050 shares of class B common stock, par value $0.01, or approximately 91.9% of the 41,850,967 shares of common stock outstanding and entitled to vote at the Annual Meeting, were present in person or by proxies. The final voting results for each of the proposals submitted to a vote of Company stockholders at the Annual Meeting are set forth below.

Proposal 1. Election of Directors.  Seven members were nominated by the Board of Directors for election as directors of the Company, each to hold office for a term of one year expiring at the 2012 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each nominee was an incumbent director, no other person was nominated, and each nominee was elected. The votes cast for, against, broker no-vote, or withheld with respect to each nominee were as follows:

Nominee	For	Against	Withheld	Broker Non-Vote

Ryuji Ueno, M.D., PH.D., PH.D.	269,987,391	-	49,915	4,136,416
William L. Ashton	269,993,273	-	44,033	4,136,416
Anthony C. Celeste	269,993,353	-	43,953	4,136,416
Gayle R. Dolecek	269,987,831	-	49,475	4,136,416
Andrew J. Ferrara	269,993,353	-	43,953	4,136,416
Sachiko Kuno, PH.D.	269,989,391	-	47,915	4,136,416
Timothy I. Maudlin	269,993,413	-	43,893	4,136,416

Proposal 2.  The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2011.

For	Against	Abstain

274,159,100	14,622	-

Proposal 3.  The approval of, on an advisory basis, the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Vote

270,009,779	27,102	425	4,136,416

Proposal 4.  The approval of, on an advisory basis, the frequency of the advisory vote on compensation of the Company’s named executive officers.

1 year	2 years	3 years	Abstain	Broker Non-Vote

264,253,439	6,225	5,762,827	14,815	4,136,416

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date: May 25, 2011	By:	/s/ ANDREW P. SMITH
Name: Andrew P. Smith Title: Principal Accounting Officer